EXHIBIT 3.1

CERTIFICATE OF INCORPORATION

OF

SPARK NETWORKS, INC.,

a Delaware Corporation

ARTICLE I

The name of this corporation is Spark Networks, Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The name and mailing address of the incorporator is Kasey Hannah, 10100 Santa Monica Blvd., 7th Floor, Los Angeles, California 90067.

ARTICLE V

Section 1. Number of Authorized Shares. The total number of shares of stock which the Corporation shall have the authority to issue shall be One Hundred and Ten Million (110,000,000) shares. The Corporation shall be authorized to issue two classes of shares of stock, designated, “Common Stock” and “Preferred Stock.” The Corporation shall be authorized to issue One Hundred Million (100,000,000) shares of Common Stock, each share to have a par value of $.001 per share, and Ten Million (10,000,000) shares of Preferred Stock, each share to have a par value of $.001 per share.

Section 2. Common Stock. The Board of Directors of the Corporation may authorize the issuance of shares of Common Stock from time to time. The Corporation may reissue shares of Common Stock that are redeemed, purchased, or otherwise acquired by the Corporation unless otherwise provided by law.

Section 3. Preferred Stock. The Board of Directors of the Corporation may by resolution authorize the issuance of shares of Preferred Stock from time to time in one or more series. The Corporation may reissue shares of Preferred Stock that are redeemed, purchased, or otherwise acquired by the Corporation unless otherwise provided by law. The Board of Directors is hereby authorized to fix or alter the designations, powers and preferences, and relative, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, including, without limitation, dividend rights (and whether dividends are cumulative), conversion rights, if any, voting rights (including the number of votes, if any, per share, as well as the number of members, if any, of the Board of Directors or the percentage of members, if any, of the Board of Directors each class or series of Preferred Stock may be entitled to elect), rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of such series, but not below the number of shares of such series then outstanding.

Section 4. Dividends and Distributions. Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends, payable in cash or otherwise, as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.

Section 5. Voting Rights. Each share of Common Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation.

Section 6. Liquidation. Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential or other rights of any then outstanding Preferred Stock.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in Delaware General Corporation Law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of directors or in the Bylaws of the Corporation.

ARTICLE VII

Section 1. Number of Directors; Election of Directors. The number of directors of the Corporation shall be fixed from time to time by or in the manner provided in the Bylaws of the Corporation or amendment thereof duly adopted by the Board of Directors or by the stockholders of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

Section 2. Classes of Directors. The Board shall be divided into three classes: Class I, Class II and Class III. Each Director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the date of the next annual meeting of stockholders, the directors first elected to Class II shall serve for a term ending on the first annual meeting of stockholders following the next annual meeting, and the directors first elected to Class III shall serve for a term ending on the second annual meeting of stockholders following the next annual meeting. Notwithstanding the foregoing provisions of this Article, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of an incumbent director.

Section 3. Removal. Subject to the rights of holders of any series of Preferred Stock, directors of the Corporation may be removed with or without cause by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors.

ARTICLE VIII

No action, which has not been previously approved by the Board of Directors, shall be taken by the stockholders except at an annual meeting or a special meeting of the stockholders. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE X

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended (provided that the effect of any such amendment shall be prospective only) (the “Delaware Law”), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director. The Corporation shall indemnify, in the manner and to the fullest extent permitted by the Delaware Law (but in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), any person (or the estate of any person) who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Corporation to the fullest extent permitted by the Delaware Law, may purchase and maintain insurance on behalf of any such person against any liability which may be asserted against such person. The Corporation may create a trust fund, grant a security interest or use other means (including without limitation a letter of credit) to ensure the payment of such sums as may become necessary or desirable to effect the indemnification as provided herein. To the fullest extent permitted by the Delaware Law, the indemnification provided herein shall include expenses as incurred (including attorneys’ fees), judgments, fines and amounts paid in settlement and any such expenses shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the person seeking indemnification to repay such amounts if it is ultimately determined that he or she is not entitled to be indemnified. Notwithstanding the foregoing or any other provision of this Article, no advance shall be made by the Corporation if a determination is reasonably and promptly made by the Board by a majority vote of a quorum of disinterested Directors, or (if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested Directors so directs) by independent legal counsel to the Corporation, that, based upon the facts known to the Board or such counsel at the time such determination is made, (a) the party seeking an advance acted in bad faith or deliberately breached his or her duty to the Corporation or its stockholders, and (b) as a result of such actions by the party seeking an advance, it is more likely than not that it will ultimately be determined that such party is not entitled to indemnification pursuant to the provisions of this Article X. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by the Delaware Law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, the Corporation’s Bylaws, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation may, but only to the extent that the Board of Directors may (but shall not be obligated to) authorize from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article X as it applies to the indemnification and advancement of expenses of directors and officers of the Corporation. If any word, clause or sentence of the foregoing provisions regarding indemnification or advancement of expenses (including attorneys’ fees) shall be held invalid as contrary to law or public policy, it shall be severable and the provisions remaining shall not be otherwise affected.

ARTICLE XI

Section 203 of the General Corporation Law of the State of Delaware, as it may be amended from time to time, shall not apply to the Corporation.

The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is her act and deed and that the facts stated therein are true.

/s/ Kasey Hannah
Kasey Hannah, Incorporator

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